As filed with the Securities and Exchange Commission on August 4, 2005

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERGE INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	65-0534535
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10305 102nd Terrace

Sebastian, Florida 32958

(Address of Principal Executive Offices, Including Zip Code)

AMENDED AND RESTATED EMERGE INTERACTIVE, INC.

1999 EQUITY COMPENSATION PLAN

(Full Title of the Plan)

Mr. David C. Warren

Chief Executive Officer

eMerge Interactive, Inc.

10305 102nd Terrace

Sebastian, Florida 32958

(772) 581-9700

(Name, Address, Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

With copies to:

Gary E. Thompson, Esq.

Melvin E. Tull, III, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

(804) 788-8218 (Telecopy)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.008 per share	5,000,000 shares	$0.6055	$3,027,500	$356.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Company’s Class A Common Stock that become issuable under the plan by reason of any stock splits, stock dividends or similar transactions.
(2)	Calculated pursuant to Rules 457(c) and (h) of the Securities Act on the basis of $0.6055 per share, which was the average of the high and low prices of the Class A Common Stock as quoted on the NASDAQ National Market on August 1, 2005.

This registration statement registers 5,000,000 additional shares (the “Shares”) of eMerge Interactive, Inc. (the “Company”) Class A Common Stock, par value $0.008 per share (the “Common Stock”), that may be issued under the Amended and Restated eMerge Interactive, Inc. 1999 Equity Compensation Plan (the “Plan”). On May 23, 2002, the Company’s stockholders approved an amendment to the Plan to reserve 2,000,000 of these additional Shares for issuance under the Plan, and on May 19, 2005, the Company’s stockholders approved an amendment to the Plan to reserve 3,000,000 of these additional Shares for issuance under the Plan. As of the date hereof, the Company has granted options to purchase a portion of the Shares, but none of the options have been exercised, and none of the Shares have been issued.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission (Commission File No.: 000-29037) are incorporated herein by reference and made a part hereof:

1. the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 28, 2005, and amended on June 7, 2005;

2. the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the Commission on May 12, 2005;

3. the Company’s Current Reports of Form 8-K filed with the Commission on January 13, 2005, January 31, 2005, February 28, 2005, May 6, 2005, and August 4, 2005; and

4. the description of the Common Stock contained in the Company’s registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Company’s Second Amended and Restated Certificate of Incorporation, as amended and corrected (the “Certificate of Incorporation”), provides that the Company shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, employer or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Company to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. In addition, the Certificate of Incorporation provides that the directors of the Company shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL, and, without limiting the generality of the foregoing, no director shall be personally liable to the Company or to any stockholder for monetary damages for breach of fiduciary duty, except for liability: (1) for any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (3) for the unlawful payment of dividends or unlawful stock repurchases or redemptions; and (4) for any transaction from which the director derived an improper personal benefit.

The Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify any person who was or is an authorized representative of the Company, and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company (a “third party proceeding”), by reason of the fact that such person was or is an authorized representative of the Company, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding (including any action or investigation which could or does lead to a criminal proceeding), had no reasonable cause to believe such conduct was unlawful.

The Bylaws also require the Company to indemnify any person who was or is an authorized representative of the Company, and who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor or investigative proceeding by the Company (a “corporate proceeding”), by reason of the fact that such person was or is an authorized representative of the Company against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity. Such indemnification is mandatory under the Bylaws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Company has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein.

The Bylaws also permit the Company to purchase and maintain insurance on behalf of its directors, officers, employees and agents. The Company maintains directors’ and officers’ liability insurance to provide the directors and officers with insurance coverage for losses arising from claims based on breaches of fiduciary duty, negligence, error and other wrongful acts.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.01	Second Amended and Restated Certificate of Incorporation of eMerge Interactive, Inc. (incorporated by reference from Exhibit 3.1 attached to the Company’s Registration Statement on Form S-1 (No. 333-89815)).

4.02	Certificate of Correction Filed to Correct a Certain Error in the Second Amended and Restated Certificate of Incorporation of eMerge Interactive, Inc., dated December 8, 1999 (incorporated by reference from Exhibit 3.3 attached to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

4.03	Certificate of Correction Filed to Correct a Certain Error in the Second Amended and Restated Certificate of Incorporation of eMerge Interactive, Inc., dated January 21, 2000 (incorporated by reference from Exhibit 3.4 attached to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

4.04	Amended and Restated Bylaws of eMerge Interactive, Inc. (incorporated by reference from Exhibit 3.1 attached to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2005.)

4.05	Amended and Restated eMerge Interactive, Inc. 1999 Equity Compensation Plan (incorporated by reference from Exhibit 10.4 attached to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2005.)

5.01	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

23.01	Consent of KPMG LLP.

23.02	Consent of Hunton & Williams LLP (included in Exhibit 5.01).

24.01	Powers of Attorney of Directors and Officers of the Company (included on signature page)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sebastian, State of Florida, on this 4th day of August, 2005.

EMERGE INTERACTIVE, INC.
(Registrant)

By:	/s/ David C. Warren
David C. Warren
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the directors and/or officers of eMerge Interactive, Inc. whose signature appears below hereby appoints David C. Warren or Robert E. Drury, or either of them, as his attorney-in-fact to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things on his behalf in his capacity as a director and/or officer to enable eMerge Interactive, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on August 4, 2005.

Signature	Title
/s/ David C. Warren	President, Chief Executive Officer and Director (principal executive officer)
David C. Warren

/s/ Robert E. Drury	Executive Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)
Robert E. Drury

/s/ John C. Belknap	Director and Chairman
John C. Belknap

/s/ John C. Foltz	Director
John C. Foltz

/s/ Christopher A. Sinclair	Director
Christopher A. Sinclair

/s/ Robert S. Spencer	Director
Robert S. Spencer

EXHIBIT INDEX

Exhibit No.	Description
4.01	Second Amended and Restated Certificate of Incorporation of eMerge Interactive (incorporated by reference from Exhibit 3.1 attached to the Company’s Registration Statement on Form S-1 (No. 333-89815)).

4.02	Certificate of Correction Filed to Correct a Certain Error in the Second Amended and Restated Certificate of Incorporation of eMerge Interactive, Inc., dated December 8, 1999 (incorporated by reference from Exhibit 3.3 attached to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

4.03	Certificate of Correction Filed to Correct a Certain Error in the Second Amended and Restated Certificate of Incorporation of eMerge Interactive, Inc., dated January 21, 2000 (incorporated by reference from Exhibit 3.4 attached to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).

4.04	Amended and Restated Bylaws of eMerge Interactive (incorporated by reference from Exhibit 3.1 attached to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2005).

4.05	Amended and Restated eMerge Interactive, Inc. 1999 Equity Compensation Plan (incorporated by reference from Exhibit 10.4 attached to the Company’s Current Report on Form 8-K, filed with the SEC on August 4, 2005).

5.01	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

23.01	Consent of KPMG LLP.

23.02	Consent of Hunton & Williams LLP (included in Exhibit 5.01).

24.01	Powers of Attorney of Directors and Officers of the Company (included on signature page).